                                                                    EXHIBIT 23.2




                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Telewest Communications plc

We consent to the incorporation by reference in the Registration Statements (Nos. 333-16021 and 333-16023) on Form S-8 of Tele-Communications International, Inc. of our report dated March 11, 1997, relating to the consolidated balance sheet of Telewest Communications plc and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Tele-Communications International, Inc.



/s/ KPMG Audit Plc
KPMG Audit Plc
Chartered Accountants
Registered Auditors
London, England


March 18, 1997